SUPPLY AGREEMENT

SUPPLY AGREEMENT, dated as of January 24, 2012 (this “Agreement”), is made by and between EnerDel, a USA corporation (“EnerDel”), as represented by Chief Executive Officer Alex Sorokin, acting on the basis of the authority granted to him under the bylaws of EnerDel, and Limited liability company “Ener Z”, a Russian corporation (“EnerZ”), as represented by General Director Boris Vaynzikher, acting on the basis of the charter of EnerZ. EnerDel and EnerZ are each referred to herein as a “Party” and, together, as the “Parties.”

WHEREAS, EnerDel has developed or has possession of patented and proprietary technology and other intellectual property relating to, among other things, lithium-ion batteries and battery cells designed for various applications including electric energy storage (collectively, “EnerDel Technology”);

WHEREAS, EnerZ seeks to utilize EnerDel Technology in the implementation of a grid energy storage system (the “GES Systems”) in Russia; and

WHEREAS, EnerDel is interested in designing, developing, manufacturing and selling lithium-ion batteries and related products using EnerDel Technology to EnerZ, and EnerZ is interested in purchasing such lithium-ion batteries and related products from EnerDel, in connection with the implementation of the GES Systems and for such other purposes as the Parties may mutually agree, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. SUBJECT OF THIS AGREEMENT.

1.1 Sale and Purchase of the Products. EnerDel undertakes to sell and supply, within the timeframe stipulated herein, the Product (as defined below) to EnerZ and to perform and render related works and services in connection therewith as specified in this Agreement, and EnerZ undertakes to accept and pay for such Product and related works and services supplied as per the terms and conditions of this Agreement. The Parties agree that the term “Product” means an integral technological part of GES System that constitutes a separate, independent and ready-for-operation batteries comprised of lithium-ion modules with air-cooling and BMS, integrated in discrete cabinets, for selling to EnerZ under this Agreement.

1.2 Specification. Each Product shall in all respects conform to the Specification. The term “Specification” means the specifications set forth in Exhibits 1A, 1B, 1C and 1D. The Specification shall be subject to the mutual agreement of and signed by the Parties The Parties acknowledge and agree that the Specification is intended to supplement the terms of this Agreement, and that if there is any conflict between the terms of this Agreement and the Specification, the terms of this Specification shall prevail. The Parties further acknowledge and agree that the Specification may be amended and updated from time to time by mutual agreement of the Parties in accordance with Section 1.3. All references to “this Agreement” shall, unless the context clearly intends otherwise, be deemed to include the Exhibits to this Agreement, as amended, modified and supplemented by the Parties.

1.3 Production Timeline; Changes to Specification. The Schedule of Work set forth in Exhibit 1В (the “Schedule of Work”) indicates the anticipated timeline of the development and production of the Product. The Parties acknowledge and agree that modifications may be necessary to the Specification in order to make the transactions contemplated by this Agreement feasible, in which case each Party shall negotiate in good faith to enter into an amendment to the Specification as, and to the extent, necessary to accommodate such modifications, and such amended Specification, upon execution thereof by the Parties, shall become part of this Agreement. Notwithstanding the foregoing, Exhibit 1D sets forth the key technical and material aspects of the Specification, the modification of which would have a material impact on the economics or feasibility of the transactions contemplated by this Agreement (the “Key Technical Parameters”), and any change to the Key Technical Parameters shall be subject to a change in the Purchase Price (as defined below) that is mutually satisfactory to the Parties.

1.4 Product Quality Control; Spare Parts. The Products shall be new and free from any liens or encumbrances, and shall come with the spare parts list of which will be determined an amendment to the Specification, with special tools and accessories required for assembly, adjustment, operation and subsequent maintenance and repairs of the Products, all as provided in the Specification. When the specific nature and quantity of spare parts are determined and included in the Specification, each Party shall negotiate in good faith to enter into an amendment to reflect appropriate pricing for the spare parts.

1.5 Product Services. The works and services related to the Products to be provided by EnerDel shall include but not be limited to the following:

1.5.1 designing and modification, including fine-tuning, of the Product to achieve the state required in accordance with the Terms of Reference in all respects;

1.5.2 technical support until launch and during trial industrial operation (field testing) of the Product;

1.5.3 training the EnerZ staff (a list of people to be determined by Enerz additionally) with respect to the operation and maintenance of the Product at EnerDel’s facility or, at EnerZ’s expense, at another facility of EnerZ’s choosing.

2. PRICE OF PRODUCTS.

2.1 Pricing. The Specification sets forth, in Exhibit 1C, the purchase price for Product and related equipment, services and other items. All amounts payable by EnerZ hereunder for the Products and related equipment, services and other items are referred to herein as the “Purchase Price”.

2.2 Items Included as Part of the Purchase Price. The Parties acknowledge and agree that the Purchase Price includes all expenditures of EnerDel in connection with the supply of the EnerDel’s Product on the terms agreed by the Parties in the Specification, including performance of accompanying works and services, including, but not limited to expenditures on design, manufacture, containers, packaging, training of EnerZ personnel, technical support (including supervision during installation and start-up works) while putting into operation, modification of the EnerDel’s Product to the stated requirements according to the Specifications, as well as additional expenditures on providing to obtain insurance of risks under Section 9 hereof. EnerZ shall pay for all, not included in the Purchase Price, costs related to transporting the Products from the Supply Location to the Placement Locations.

2.3 VAT. The Purchase Price does not include VAT which is payable by EnerZ directly to the relevant taxing authority. With respect to each Product and its components and other parts to be delivered to EnerZ hereunder, EnerZ shall pay all applicable VAT for such items at the time such items are imported into the Russian Federation during customs clearance.

2.4 Changes to Purchase Price. The Purchase Price shall not be subject to change as the Parties change the Specification unless changes are made to the Key Technical Parameters that materially increase the production costs of the Product. In such situations requiring an increase a change in pricing, the Parties shall negotiate in good faith to agree on a mutually acceptable change to the Purchase Price, and the Specification shall be amended to reflect such change.

3. PROCEDURE AND TERMS OF PAYING FOR THE PRODUCTS.

3.1 Payment in U.S. Dollars. All payments to be made by EnerZ to EnerDel under this Agreement shall be made by wire transfer of immediately available funds in USD.

3.2 Payment Milestones. The payment milestones (each, a “Payment Milestone”) Purchase Price hereunder are set forth in Exhibit 1C, including the invoices and other documents to be submitted or obtained by EnerDel as a condition for executing such Payment Milestones.

4. TERMS OF SUPPLY.

4.1 General. EnerDel shall deliver the Product to EnerZ on FCA Incoterms-2010, (ICC Publication No.715), at EnerDel’s facility located at 3023 North Distribution Way Greenfield, IN 46140 (the “Supply Location”) within the timeframe and on the terms agreed upon by the Parties in the Specification.

4.2 Incoterms-2010, (ICC Publication No.715). For the purposes hereof, the terms of delivery and other trade terms used to describe the obligations of the Parties with respect to the matters described in this Section 4 shall be interpreted in accordance with the publication INCOTERMS-2010 published by the International Chamber of Commerce, unless a different interpretation is stipulated in this Agreement.

4.3 Warranties with Respect to Delivery and Product. EnerDel hereby warrants that: (i) delivery of the Product in accordance with this Agreement will not violate any agreements to which EnerDel is subject in any material manner, (ii) the Product will be new and unused, and not encumbered by any liens or other encumbrances, and (iii) the Product will not violate any third party’s intellectual property rights, including patent and licensing rights. Should EnerDel be in breach of this Section 4.3, EnerDel shall, independently and at its own expense, cure such breaches as promptly as practicable, and reimburse EnerZ for its real damage incurred as a result of such breach.

4.4 Packaging. Packaging and labeling of the Product, as well as documentation for the Products, shall be in compliance with the requirements set forth in the Specification in all respects. Notwithstanding the foregoing sentence, EnerDel shall deliver the Product in packaging that guarantee their preservation while in transit to the applicable Placement Location (as defined in Exhibit 1A). In particular, the packaging shall, without any limitations, be able to endure intense lifting-transportation handling and exposure to extreme temperatures, salt and precipitation during transportation by sea, as well as outdoor storage, all to the extent customary for the type of Product being shipped as well as shipping method and location. For these purposes, EnerZ shall specify the restrictions on dimensions of the packaged Products and their weight so that all cargo packages shipped to EnerZ hereunder comply with all applicable laws and regulations of the Russian Federation.

4.5 Supply Schedule. The shipping and delivery schedule of the Product shall be consistent with the anticipated timeline in the Specification. Both Parties shall use good faith and commercially reasonable efforts to meet the target dates set forth in the Specification. If EnerDel has reason to believe that a shipping/supply will be delayed, EnerDel shall promptly notify EnerZ of such possible delay, including a description of the extent and cause of the delay. If EnerDel is late in shipping/supplying a Product in accordance with the Specification (after giving effect to any valid postponements contemplated by the Specification), EnerZ shall be entitled to receive liquidated damages in accordance with the applicable provisions of Section 13. For purposes hereof, a Product shall be deemed supplied on the date on which the Parties or their authorized representatives sign the Report on External Examination of the Product’ transportation package (Attachment 1B, Table 2, Cl. 3) for such product at the Supply Location.

4.6 Risk of Loss and Ownership Title. The ownership title to the Product shall be passed by EnerDel to EnerZ at the time of handing over to Ener Z in accordance with terms of supply. Risk of loss, damage and destruction of the Product will simultaneously pass to EnerZ in accordance with FCA Incoterms-2010 (ICC Publication No.715) terms of supply.

5. DOCUMENTATION AND CERTIFICATION.

5.1 Governmental Approvals. The Parties shall cooperate in good faith to ensure that the Product conform to and be accompanied by appropriate certificates, permits and other documents required by the applicable laws and regulations of the Russian Federation, which may include:

5.1.1 a permit for use, issued by bodies of Rostechnadzor of the Russian Federation;

5.1.2 a GOST-R certificate of conformity;

5.1.3 a positive industrial safety expert review; and

5.1.4 an environmental certificate of conformity (or a letter regarding the permit for use) issued by the bodies of Rospotrebnadzor of the Russian Federation;

5.2 Allocation of Responsibilities for Governmental Approvals. Any expenses involved in obtaining documents and certifications specified in Section 5.1 shall be borne by EnerZ.

5.2.1 Government Delays. Neither Party shall have any liability toward the other Party, or pay any penalty or liquidated damages pursuant to any provision of this Agreement, due to any delay in performance of an obligation under this Agreement that is due directly or indirectly to the unjustified refusal or delay to issue certificates, permits or other documents required pursuant to the applicable laws and regulations of the Russian Federation or the U.S.A., provided that the Party that has not performed its obligation to obtain a such permit or certificate has timely submitted all data and documents required pursuant to the applicable laws and regulations of the Russian Federation or the U.S.A. and that such refusal or delay occurred due to an unjustified action or inaction of Russian federal state administrative bodies or administrative bodies of the U.S.A. which are beyond the control of the defaulting Party.

5.3 Notification of shipment and Product-Related Documents. EnerDel shall send Ener Z a notification by fax or e-mail that the Product is ready for shipment. EnerDel shall simultaneously with supply of the Product, deliver the following documents to Ener Z as specified in the Specification in connection with the supply of the Products, unless otherwise agreed to by the Parties:

5.3.1 packing lists and shipping specifications;

5.3.2 EnerDel’s warranty certificates;

5.3.3 certificate of origin

5.3.4 technical documentation indicated in the Specification;

5.3.5 documents required, as per the effective Russian Federation legislation, for refunding VAT paid by EnerZ in accordance with Section 2.3; or

5.3.6 such other documents mutually agreed to by the Parties.

5.4 Translation of Documents. The list of documents to be presented in Russian shall be set forth in the Specification. EnerDel shall deliver the documents in English to EnerZ, who will coordinate translation services. The translated documents shall then be returned to EnerDel for review and confirmation of accuracy, indicated by a letter of confirmation from EnerDel.

5.5 Evaluation Tests and Documentation. In order to conduct an evaluation of the Products for their use as part of the Unified National Power Grid of the Russian Federation (RF UNPG), the Parties agree on the following procedures:

5.5.1 the Parties shall jointly prepare a set of documents to conduct evaluation, including a list of metrics whereby tests of the Product must be performed for Product evaluation purposes (the “Evaluation Tests”), as well as the range of permissible values of such metrics;

6. PRODUCT ACCEPTANCE.

6.1 General. Stages of Product acceptance (each, an “Acceptance Stage”) shall be as set forth in the Specification. EnerDel shall, at least 14 calendar days before the proposed acceptance date with respect to an Acceptance Stage taking place within the USA notify EnerZ in writing, including via facsimile communication, of such proposed acceptance date for such Acceptance Stage. In turn, EnerZ shall notify EnerDel, at least 14 calendar days before a proposed acceptance date, on the stages of the Products acceptance at the Placement Locations, of such proposed date of the Products acceptance, and such notice shall be in writing, including via facsimile communication. Each Party shall make one or more of its authorized representatives available for each such Acceptance Stage (save for the stage No.2 specified in the Specification), and such representative shall be authorized to deem the applicable Acceptance Stage satisfied (or unsatisfied) on behalf of such Party in accordance with Section 6.2.

6.2 Testing and Acceptance Report. Testing and demonstration for each Acceptance Stage shall be performed in the presence of an authorized EnerDel representative and an authorized EnerZ representative, except as otherwise provided in the Specification. The date of Product acceptance for the respective stage shall be the date of signing by the Parties of the respective report documents listed in the Specification.

If the authorized representatives of EnerDel and/or EnerZ, who have been informed of the place and time of Product acceptance in accordance with Clause 6.1 hereof, fail to appear for the Product acceptance on any stage of acceptance a record of this shall be made in the respective Product acceptance act, the acceptance is performed and the act is signed by the representatives who have come. In this case, the act shall have legal force.

6.3 Scope and Timeframe. The timeframes, report documents and scope of Product acceptance for each Acceptance Stage shall be set forth in the Specification. The draft report documents for an Acceptance Stage shall be prepared by EnerDel and forwarded to EnerZ in advance for approval, such approval not to be unreasonably withheld, prior to the date on which the applicable Acceptance Stage is to be held.

6.4 Breach by EnerDel. If, prior to an Acceptance Stage, EnerDel is in breach of this Agreement, EnerZ shall have the right to withhold approval of such Acceptance Stage until such breach has been cured to EnerZ’s reasonable satisfaction.

6.5 Claims for Defects, detected after the acceptance. In instances when the damage to packaging or a shortage of Products or their separate components could not have been detected during the visual inspection performed when the Products were supplied to the Supply Location, EnerZ shall be entitled to make claims for quantity and integrity of the Products within 30 calendar days from the date of the Product acceptance act for the respective stage. In this case, EnerDel shall be obliged to repair the detected defects within the terms indicated in Clause 6.8 hereof.

6.6 Damage Identified during acceptance. If, in the course of Product acceptance, violations of provisions contained in this Agreement are identified, EnerZ shall prepare a “Reclamation act” that specifies the violations identified and actions required to be taken by the Parties to remedy them, and the act shall be signed by both Parties. The act shall constitute grounds for EnerZ not to sign the acceptance act for the applicable Product acceptance stage and not to pay the remainder of the amounts due for the Products, which do not comply with the requirements of the Agreement or are supplied in violation of its terms. In such event EnerDel shall eliminate the revealed violations within the timeframes specified in Clause 6.8 hereof.

6.7 Damage Identified with respect to Quality. EnerZ may accept a Product or Product components, as far as their quantity, without conducting a preliminary inspection of their quality if such Product or Product components are contained within proper containers and packaging and lack visible defects. EnerZ may, following acceptance of such Product or Product components as far as quantity, inspect their quality, including by way of conducting necessary tests during starting-up and adjustment works and putting into operation, and, should defects then be identified, shall notify EnerDel of such defects in writing. In that case, EnerDel shall be required to correct such defects within the timeframe specified in Section 6.8.

6.8 Damage Correction Procedures. If, in the course of Product acceptance pursuant to Section 6.5, 6.6 or 6.7, the Parties have identified that a Product is not complete and/or fail to conform to the quality requirements as set forth in the Specification, the Parties shall determine, in a supplemental agreement hereto (an “Agreement to Correct Products”), a reasonable period of time for delivering the parts of such Product that failed to be delivered and/or replacing the defective parts of such Product, which shall not relieve EnerDel from liability under Section 13. Should EnerDel fail to remove identified violations within the timeframe specified in the applicable Agreement to Correct Products, EnerZ may make claims against EnerDel concerning proper performance of this Agreement, in the amount of reasonable expenses incurred by it in removing the defects and confirmed by appropriate documentation. Payment of expenses incurred in remedial action and of penalties shall not relieve EnerDel from the obligation to transfer, at the request of EnerZ, short-supplied Product components and/or replace defective parts of the applicable Product.

6.9 Rejection of Product. EnerZ may decline a Product delivered in violation of the product range, completeness, quantity and/or quality requirements specified in the Specification by giving written notice thereof to EnerDel (a “Rejection Notice”) if EnerDel fails to perform its obligations to correct such violation in all respects within one hundred (100) calendar days of the date on which EnerZ notified EnerDel of such violation in writing pursuant to Section 6.5, 6.6 or 6.7 (or such date on which such violation was to be corrected pursuant to an Agreement to Correct Products). If EnerZ delivers a Rejection Notice, the Product subject to such Rejection Notice shall not be accepted, shall not be paid for, and EnerDel shall return previously paid amounts with respect to such Product within 30 calendar days of the date on which such Rejection Notice was delivered to EnerDel, and EnerDel shall reimburse EnerDel for related, documented damages.

6.10 EnerDel Representatives. EnerDel based on a written request of EnerZ shall make its representatives available to arrive to the place indicated in EnerZ’s request and advise EnerZ on the causes of any defects or deficiencies in the Products, the anticipated timeframe for curing any such defects or deficiencies, and any other inquiries reasonably made by EnerZ with respect thereto. If a representative of EnerDel does not arrive for consideration of defects detected during the acceptance of the Products and completion of a respective Act during the terms indicated in EnerZ’s request, EnerZ shall involve an independent expert (hereinafter “Expert”). The competence of the Expert in the question of determining the quantity and quality of the Products shall be confirmed by the licenses and certificates of the Expert. The costs of involving such an Expert shall be compensated by EnerDel based on confirming documents.

6.11 Disputes. If the Parties are unable to agree on the nature, significance, quantity or any other aspect of a defect and/or deficiency in a Product or Product components, an independent expert reasonably acceptable to both Parties shall be appointed to evaluate and mediate the dispute. The conclusion of the expert on the questions that arose during the Product acceptance is final and all the actions of the Parties shall be based on this decision and shall not contradict it. The guilty Party shall bear all of the costs of such expert.

7. WARRANTIES.

7.1 Conformance with Specification. EnerDel shall ensure conformity of the quality of the Products supplied hereunder to the requirements contained in the Specification in all respects. EnerZ is required to promptly notify EnerDel in writing of any and all matters of non-conformity. The Parties shall enter into an Agreement to Correct Products with respect to any such non-conformity in accordance with Section 6.8.

7.2 Warranty Period. The total warranty period for each Product warranty under this Section 7 shall commence on the date of the signing act of acceptance of the putting Products into commercial operation of each Product as set out in Acceptance Stage 4 Table 2 Exhibit 1B. The warranty period shall include both (i) a warranty for the Product that will cease at the end of 20 months after Delivery and (ii) a warranty for the battery modules in the Product extending from the 21st month through the 38th month after Delivery. The warranty will cover the Technical Specifications (as shown in Part 4 of exibit 1D) of the battery of the Products, parts, assemblies, materials and workmanship.

In the event the Products are replaced within the effective Warranty Period, EnerDel shall provide a warranty for such Products for the remainder of the initial warranty period specified in this Section.

In the event the Products are repaired under Warranty, the Warranty Period shall be extended by the duration of the period within which the Product was not used due to the revealed defects.

7.3 Provision of Experts. Should defects in the Product be identified during the warranty period, EnerDel shall ensure the arrival of one or more of its experts within five (5) business days (including time required for travel) of receipt of a written request from EnerZ to cure such defect. Arrival of experts and cure of the defect at a time stated in 7.1. does not divest EnerZ to be reimbursed according to provisions of 13.2.4 (d). The cost of travel, as agreed upon by the Parties, to the Placement Locations and living expenses of the service engineer while providing maintenance services for the Product shall be borne by EnerDel, subject to subsequent reimbursement by Ener Z based on supporting documents. If agreed between the Parties, EnerZ can undertake the warranty service of the Product during warranty period under certain Agreement with EnerDel.

7.4 Technical Support. In addition to other obligations indicated in this Agreement, EnerDel shall provide “round-the-clock” technical support for EnerZ (by phone and via e-mail), and, upon the occurrence of an emergency with respect to the Product supplied, supply immediately the spare parts required for repairing the same. The purchase price for spare parts and services supplied following expiration of the warranty period shall be mutually agreed to by the Parties in good faith prior to or contemporaneously with any such emergency repair.

7.5 Spare Parts. At EnerZ’s request, EnerDel shall, as promptly as possible, replenish EnerZ’s spare parts reserve. The purchase price, procedure and timeframe for replenishing the replacement part reserve shall be mutually agreed to by the Parties prior to shipment of such parts to EnerZ.

7.6 Maintenance and Support. During installation, startup and launch of the Product into operation, as well as during industrial operation of the Product, EnerDel, at EnerZ’s request, shall provide the necessary maintenance and support, including supervision during Product installation, commissioning, Product testing, supervision of the putting of Products into industrial operation, training of operating and maintenance staff, as set forth in the Specification.

OMM Manuals for the Product is provided by EnerDel.

For the purposes of proper performance of its obligations before EnerZ, EnerDel undertakes to ensure the presence of a service engineer in the Russian Federation to provide service and warranty (after-warranty) maintenance of the Product, supplied by EnerDel including chief installation and chief commissioning throughout warranty period after putting them into the industrial operation. The cost of travel, as agreed upon by the Parties, to the Placement Locations and living expenses of the service engineer while providing maintenance services for the Product shall be borne by EnerDel, subject to subsequent reimbursement by EnerZ based on supporting documents. If agreed between the Parties, EnerZ can undertake service and warranty (after-warranty) maintenance of the Product, supplied by EnerDel, including chief installation and chief commissioning under certain Agreement with EnerDel.

7.7 Investigation by EnerDel. EnerDel undertakes to arrange for prompt participation of its representatives in investigating technological disruptions in the work of the Product.

7.8 Exchange of Information. EnerDel and EnerZ shall endeavor to promptly inform the other Party of any information that may be material to the improvement of the Products.

8. N/A

9. INSURANCE AGAINST RISKS.

9.1 General. EnerDel undertakes to maintain, with a top-class insurance company, insurance against general liability in delivery of the Product. EnerDel shall bear the costs of such insurance.

9.2 Proof of Insurance. EnerDel shall present proof of such insurance to EnerZ in the form of a Certificate of Insurance issued by the insurance company before beginning of Product manufacture. Such insurance shall cover any and all risks of accidental loss of or damage to the Product until the risk of loss with respect to the Product passes to EnerZ in accordance with FCA Incoterms-2010 (ICC Publication No.715) terms of supply.

9.3 Insurance Type. For purposes of this Section 9.3, insurance must cover all events of wreckage, loss or damage to the entire Product or part thereof occurring for any reason of accidental nature, that can appear during manufacturing, testing, packing, loading/unloading and transportation of the Product between factory premises. The beneficiary under such insurance policy shall be EnerDel.

9.4 Coverage Limits. The insured sum under the cargo insurance policy shall be established in the amount of the Purchase Price of the Product.

10. REPRESENTATIONS AND WARRANTIES.

10.1 Representations by EnerDel. EnerDel represents and warrants that, as of the date hereof: (i) it is duly organized and validly existing under the laws of the State of Delaware, USA and has full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement does not conflict with, or constitute a default under, its charter documents, any of its contractual obligation or any court order applicable to it.

10.2 Representations by EnerZ. EnerZ represents and warrants that, as of the date hereof: (i) EnerZ is duly organized and validly existing under the laws of the Russian Federation and has full corporate power and authority to enter into this Agreement with EnerDel;

11. INTELLECTUAL PROPERTY RIGHTS.

11.1 EnerDel Intellectual Property Rights. Notwithstanding any provision in this Agreement to the contrary, as between EnerZ and EnerDel, EnerDel shall retain exclusive ownership of all right, title and interest, throughout the world, in all Intellectual Property (as defined below) relating to the Product (and any other products supplied by EnerDel hereunder) or the manufacture and/or development of the Product or such other products (the “EnerDel IP Rights”), whether or not based on materials, information, advice and the like received by EnerDel from EnerZ or any other party, and whether or not developed independently or collaboratively with EnerZ or any other party. For the avoidance of doubt, as between EnerZ and EnerDel, EnerDel exclusively owns and will own all Intellectual Property relating to the lithium-ion battery technology and all derivatives thereof incorporated into the Product or used in the manufacture and/or development of the Product. Nothing in this Agreement shall be deemed to constitute a transfer of Intellectual Property from EnerDel to EnerZ, or to any other party. EnerDel and EnerZ shall retain all rights in their respective trademarks and trade names. EnerZ undertakes not to alter or remove any of EnerDel’s trademarks and shall not use any of EnerDel’s trademarks or trade names without EnerDel’s prior written consent.

11.2 Covenants of EnerZ. EnerZ will not directly or indirectly: (i) challenge or contest the validity or enforceability of any of the EnerDel IP Rights, or any EnerDel trademarks or trade names; (ii) dispute the validity, enforceability or EnerDel’s exclusive ownership of any of the EnerDel IP Rights, or any EnerDel trademarks or trade names, or initiate or participate in any proceeding opposing the grant of any license, patent, trademark or other intellectual property right, or challenging any patent or trademark application in connection with any matter that is a part of the EnerDel IP Rights or any EnerDel trademarks or trade names; (iii) apply to register or otherwise obtain registration of any EnerDel IP Rights or any EnerDel trademarks or trade names; or (iv) assist any other party to do any of the foregoing.

11.3 Definition of “Intellectual Property”. As used herein, the term “Intellectual Property” means any and all U.S. or foreign patents, patent applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, know how, customer and supplier information, assembly and test data drawings or royalty rights.

12. CONFIDENTIALITY.

12.1 General. Each Party ( the “Receiving Party”) agrees (i) to hold the Confidential Information (as defined below) of the other Party (the “Disclosing Party”) in strict confidence and to take all precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own Confidential Information), (ii) not to disclose any Confidential Information or any information derived therefrom to any third party; provided, however, that the Receiving Party may disclose Confidential Information to any of its officers, directors, employees, associates, agents, attorneys, financial advisors or auditors (collectively, “Representatives”) who need to know such information for purposes of implementing the terms of this Agreement, but only if such Representatives are advised of this Agreement and agree to abide by its terms, and only if the Receiving Party agrees it shall be liable for any breach by such Representatives of the confidentiality obligations contained herein, and (iii) not to make any use whatsoever at any time of such Confidential Information except to implement the terms of this Agreement. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to any information that the Receiving Party conclusively documents (a) is, through no improper action or inaction by the Receiving Party or any affiliate or Representative of the Receiving Party, generally available to the public, (b) was in its possession or known by it prior to receipt of such information from the Disclosing Party, (c) was lawfully disclosed to it by a third party not under a duty of confidentiality with respect to such information, provided the Receiving Party complies with any restrictions imposed on it by such third party, or (d) was developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party.

12.2 Disclosure under Legal Process. The Receiving Party may disclose Confidential Information to the extent such disclosure is required by the order of any court or regulatory authority; provided, however, that the Receiving Party (i) shall use diligent efforts to limit such disclosure and (ii) shall provide the Disclosing Party with prior written notice of such disclosure for the purpose of taking other measures to prevent such disclosure.

12.3 Return of Confidential Information. The Receiving Party acknowledges and agrees that all Confidential Information will remain the property of the Disclosing Party and will be promptly returned or destroyed upon the Disclosing Party’s request. The Receiving Party will promptly inform the Disclosing Party if it becomes aware of any misappropriation, misuse or improper disclosure of any Confidential Information or any breach of this Agreement by the Receiving Party or its Representatives. Immediately upon (i) the termination of this Agreement in accordance with the terms hereof, or (ii) a request made at any time by the Disclosing Party, the Receiving Party will deliver to the Disclosing Party all Confidential Information of the Disclosing Party in the possession of the Receiving Party or its Representatives, including all documents or media containing any such Confidential Information and any and all copies or extracts thereof, whether prepared by the Receiving Party or the Disclosing Party.

12.4 Reverse Engineering. The Receiving Party agrees not to copy, alter, modify, reverse engineer, or attempt to derive the composition or underlying information, structure or ideas of any Confidential Information and must not remove, overprint, deface or change any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership from any originals or copies of Confidential Information it receives from the Disclosing Party.

12.5 Duration. The Parties’ obligations hereunder with respect to any Confidential Information disclosed hereunder will survive for a period of five years from the last date on which any such Confidential Information was disclosed, provided that the Parties’ obligations hereunder with respect to any Confidential Information that also constitutes Intellectual Property will survive indefinitely.

12.6 Definition of Confidential Information. As used herein, the term “Confidential Information” means any technical or business information of a Disclosing Party or any of its affiliates, regardless of whether such information is specifically designated as confidential and regardless of whether such information is conveyed or maintained in written, oral, graphic, physical, electronic, or other form. Confidential Information may include, without limitation, unpublished patent applications, inventions, trade secrets, know-how, know-how, processes, procedures, formulae, products, drawings, materials, apparatus, methods, customer or supplier specifications or requirements, computer software and other data, technical documentation or specifications, plans, records, test results, permissions, licenses and approvals, telephone numbers, e-mail addresses and names, techniques, business operations, financial information (including pricing and costing), customer and/or supplier information, distribution information, and other records and information.

13. LIABILITY OF THE PARTIES.

13.1 General. EnerDel shall supply the Products in accordance with this Agreement. If EnerDel becomes aware of a possible delay in the performance of any of its obligations under this Agreement, it shall promptly notify EnerZ in writing of the possible delay, its expected duration and cause (causes) of the delay. If there is a delay in the performance by EnerDel of any of its obligations under this Agreement, and such delay is not the result of EnerZ’s fault, or any Force Majeure, EnerZ, at its discretion, may extend the deadline for the performance by EnerDel of its obligations hereunder and/or impose any applicable liquidated damages described in Section 13.2.

13.2 Liquidated Damages. The following liquidated damages may apply for a breach by EnerDel of its obligations under this Agreement with respect to each Product:

13.2.1 for a delay in shipping such Product from its Shipping Location caused by EnerDel, in the amount of USD 2,105.93 for each calendar day of such delay, not to exceed USD 21,059.28 in total for each Product;

13.2.2 for such Product’s failure, during a warranty test, to achieve the values of guaranteed technical ratios indicated in the Specification (Exhibit 1D,clause 3.5 and 3.6), in the amount of:

(a) USD 4,000 for each kilowatt-hour short of the Battery Capacity, per 300kWh block, based on individual cabinet rating.

Provided that the aggregate amount of liquidated damages for which EnerDel is liable for under this Section 13.2 with respect to a Product shall not exceed 10% of the value of such Product agreed by the parties in the Specification.

Should a Product fail to achieve guaranteed performance ratios for the items described in clauses (a) of this Section as required in the Specification, EnerDel may, during a period of time agreed with EnerZ, modify such Product and conduct repeat warranty tests at its own expense. Should such Product again fail to achieve guaranteed performance ratios for the items described in clause (a) of this Section as required in the Specification, EnerZ may demand payment of the penalties stipulated by Section 13.2.4.

In addition, if the values of the guaranteed performance ratios for the items described in described in Subsection (a) of this Section obtained in warranty tests fall short of their values as per the Specification by more than 5%, such deviation may be viewed as a violation of the requirements regarding quality of the Products, and EnerZ shall be entitled to send to EnerDel a “Notice on Rejection” of such Product and in such event the parties shall act in accordance with Section 6.9.

Deviations in the values of guaranteed performance ratios for the items described in Subsection (a) of this Section obtained in warranty tests of less than 5% of their values set forth in the Specification shall not grant EnerZ the right to reject such Product in accordance with Section 6.9.

13.3 Payment of Liquidated Damages. All payments of liquidated damages hereunder shall be due within ten (10) banking days after such written claim for damages has been received by EnerDel, and if EnerDel disputes such claim, the final resolution of such dispute in accordance with the terms of this Agreement.

13.4 Delay in Payment. If EnerZ, due to its own fault, is delinquent on any payment required under this Agreement by more than five business days for a reason other than a Force Majeure, EnerDel may charge EnerZ liquidated damages at the rate of 0.1% on the amount due for every calendar day of the delay until the same is paid in full, provided that the aggregate amount of the liquidated damages paid by EnerZ under this Section 13.5 cannot exceed 10% of the amount of the delayed payment. The Parties have agreed that no other penalties or liquidated damages shall apply for the failure by EnerZ to make payments on a timely basis hereunder.

13.5 Continuing Obligations. Payment of liquidated damages shall not relieve a Party from performing its obligations under this Agreement.

13.6 No Other Compensation. Except as contemplated by this Agreement, neither Party shall demand compensation of any kind from the other Party and each Party shall bear its own costs, risks and liabilities arising out of its obligations and efforts under this Agreement.

14. LIMITATION ON WARRANTIES AND LIABILITIES.

14.1 Limitation on Warranties. No oral or written representation or statement made by EnerDel or any of its Representatives, including, but not limited to, any specifications, descriptions or statements contained in any manual or guide provided to EnerZ that is not restated in this Agreement, is binding upon EnerDel as a warranty or promise of performance. EnerDel does not make any warranties or promises, express or implied, with respect to the merchantability, fitness for use, condition, duration or suitability of the Products and are not responsible for any patent or latent defects in any of the Products, or damages resulting therefrom, except as expressly provided in this Agreement.

14.2 LIMITATION ON LIABILITY. IN NO EVENT SHALL ENERDEL BE LIABLE IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY, FOR ANY DAMAGES WHATSOEVER, INCLUDING SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER, INCLUDING, WITHOUT LIMITATION, LOSS OF USE OF PRODUCTIVE FACILITIES OR EQUIPMENT, LOSS OF REVENUES OR PROFITS OR LOSS UNDER PURCHASES OR CONTRACTS MADE IN RELIANCE ON THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, WHETHER SUFFERED BY A PARTY TO THIS AGREEMENT OR ANY THIRD PARTY, OR FOR ANY LOSS OR DAMAGE ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY, ITS EMPLOYEES OR AGENTS OR ANY THIRD PARTY. IN ADDITION TO AND WITHOUT LIMITING THE FOREGOING, THE MAXIMUM AGGREGATE AMOUNT OF LIABILITIES FOR WHICH ENERDEL SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LIQUIDATED DAMAGES UNDER SECTION 13) SHALL UNDER NO CIRCUMSTANCES EXCEED THE LESSER OF (I) USD 1 131 175,00 AND (II) 20% OF THE TOTAL AMOUNT PAID BY ENER Z TO ENERDEL PURSUANT TO THIS AGREEMENT.

THE PROVISIONS OF THIS CLAUSE 14.2 APPLY TO THE EXTENT THAT IT DOES NOT CONTRADICT OTHER PROVISIONS OF THIS AGREEMENT.

15. AMENDMENT AND TERMINATION OF THIS AGREEMENT.

15.1 Amendments; Waivers.

15.1.1 Any amendments, modifications and/or supplements to this Agreement shall be made pursuant to a writing signed by a duly authorized representative of each Party, and shall be an integral part of this Agreement as of the date of its signing. All instances in this Agreement requiring “the mutual agreement of the Parties” or other phrases of similar import shall be evidenced by a writing signed by both Parties and shall be construed as an amendment to this Agreement.

15.1.2 No waiver of any provision of this Agreement will be valid or effective unless in writing and signed by the Party from whom such waiver is sought. A failure by either Party to exercise any rights or remedies it may have hereunder shall not operate as a waiver of such rights or remedies. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

15.2 Termination. This Agreement may be terminated as follows:

15.2.1 by mutual agreement of the Parties in writing at any time for any reason or no reason;

15.2.2 by EnerZ upon written notice to EnerDel if:

(a) EnerDel fails to deliver a Product to the Shipping Location for such Product within 180 calendar days of the date on which such delivery was required to have occurred under the Specification, provided that all of the rights and obligations of the Parties with respect to the other Product shall survive such termination;

(b) EnerZ has validly delivered a Rejection Notice with respect to a Product in accordance with Section 6.9, provided that all of the rights and obligations of the Parties with respect to the other Product shall survive such termination;

(c) EnerDel has continually breached its obligations under this Agreement (other than a breach that is covered in paragraphs (a) or (b) above), and is not making a good faith effort to cure such breaches after receiving not less than thirty (30) days’ written notice thereof from EnerZ.

In the event that EnerZ elects to terminate the Agreement pursuant to this Section 15.2.2(a), then EnerDel shall pay liquidated damages with regard to the first 100 days of delay, and with regard to the next 80 days of delay EnerZ shall be entitled to receive only interest at the rate of 12% per annum on any amounts previously paid by EnerZ to EnerDel under this Agreement, and sums that are subject to payment in accordance with Section 15.3.

In addition, in the event of termination of this Agreement pursuant to Section. 15.2.2(a), EnerDel shall return to EnerZ all earlier sums paid to it pursuant to this Agreement within 30 calendar days from the time that EnerZ sends the corresponding notification.

15.2.3 by EnerDel upon written notice to EnerZ if:

(a) EnerZ fails to timely make its payment obligations hereunder and such failure is not cured within 90 days after EnerZ receives written notice thereof from EnerDel, provided that EnerDel may cease its performance under this Agreement if EnerZ fails to timely make its payment obligations hereunder and such failure is not cured within 30 days from when such payment was due to EnerDel, and such cessation of performance by EnerDel shall not be considered to be a breach or default by EnerDel of its obligations under this Agreement, and the applicable time periods set forth in this Agreement shall be proportionally adjusted to account for EnerZ’s delay in payment in excess of such 30 days.

15.3 The provisions of Sections 11, 12, 13, 14, 15 and 16, and all payment and other obligations of the Parties that have accrued but remain unpaid or other obligations that have not been completed as of the date of termination (or partial termination under Sections 15.2.2(a) or 15.2.2(b)), shall survive the termination of this Agreement until satisfied in full.

15.4 This Agreement shall in all respects be binding on both Parties hereto and may only be terminated on the grounds set forth in this Section 15.

15.5 The Party terminating the Agreement shall be entitled to present to the other Party a claim for reasonable and documented costs in connection with such termination. If there is a dispute between the Parties with respect to such claim, the Parties may pursue such dispute as provided for in Section 16.5.

16. MISCELLANEOUS.

16.1 Relationship of the Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, joint venture, joint development, agency or employer-employee relationship between the Parties. Neither Party shall have the right, power or authority to make any representation or any binding agreement or arrangement on behalf of the other Party.

16.2 Force Majeure. Neither Party will be liable for any breach or failure to perform under this Agreement if such breach or failure to perform is due to an act beyond the control of such Party (a “Force Majeure”), which include by way of illustration, but not limitation, acts of God, fire, floods, war, civil disobedience, strikes, lockouts, freight embargos, inclement weather, or any other cause or condition beyond such Party’s control; provided, however, that the Party which has been so affected will (i) promptly give written notice to the other of the fact that it is unable to so perform and the cause(s) therefore; and (ii) resume its performance under this Agreement immediately upon the cessation of such cause(s) and give a notice of the same to the other Party.

16.3 Entire Agreement. This Agreement and its Exhibits constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter

16.4 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

16.5 Arbitration; Governing Law.

16.5.1 The Parties shall attempt to resolve any questions that may arise out of or in connection with the present Agreement or the execution, breach or termination thereof by means of negotiations.

16.5.2 Any dispute, controversy or claim which may arise out of or in connection with the present Agreement, or the execution, breach, termination or invalidity thereof, shall be settled by the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation in accordance with its Rules.

16.5.3 Within 30 (thirty) calendar days of submission of the dispute for arbitration, EnerZ and EnerDel shall each appoint one arbitrator. The two arbitrators thus appointed shall agree on and select a candidate for the third arbitrator, which third arbitrator shall act as the chairperson of the panel, within 30 (thirty) calendar days of the respondent(s) appointing an arbitrator, it being further agreed that two of the three arbitrators shall be foreign persons who are not citizens of the Russian Federation or the USA. Should either Party fail to appoint an arbitrator or should the two arbitrators fail to agree on appointing the third arbitrator within a thirty-day period of time, an arbitrator shall be appointed in accordance with the then effective rules of the International Chamber of Commerce.

16.5.4 The location of arbitral proceedings shall be the city of Moscow, Russia.

16.5.5 The language of arbitral proceedings shall be the English language.

16.5.6 The governing law of this Agreement and all disputes arising under or pertaining to this Agreement or the subject matter hereof shall be the substantive law of England, without giving effect to any conflict of laws provisions.

16.5.7 The prevailing Party in any such action shall be entitled to recover its reasonable and documented costs in full from the non-prevailing party, including any arbitration costs and any interest on any judgment as determined by the arbitration panel. Any judgment with respect to a failure to pay liquidated damages shall accrue interest at the rate of 0.1% per day on such amount of unpaid penalties calculated from the day when such penalty is subject to payment in accordance with Section. 13.3 until the sum is paid in full provided that the aggregate interest cannot exceed 20% of the amount of such penalty that is determined by the arbitrator to be subject to payment.

16.6 Notices and Deliveries. Any notice, demand or request required or permitted to be given by a Party to the other Party pursuant to or concerning the terms of this Agreement or the resolution of any dispute hereunder shall be in Russian, in writing and shall be deemed delivered (i) when delivered personally, (ii) on the next business day after timely delivery to a reputable overnight courier and (iii) on the business day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), (iv) in the event of sending via e-mail or by fax – on the date specified in the confirmation of receipt of such notice, demand, or request, which shall not be unreasonable withheld by a recipient, addressed as follows:

If to EnerDel:

EnerDel, Inc.
8740 Hague Road Bldg. 7
Indianapolis, IN 46256

Attn: Chief Executive Officer & Legal Department

If to EnerZ:

EnerZ, Ltd,
19 Lyalin Side-Street, build. 1
Attn: B. F. Vaynzikher, General Director

The Parties shall be entitled to appoint other representative for carrying out correspondence hereunder by giving a prior written notice to the other Party.

16.7 Severability. If any provision of this Agreement is held to be prohibited by, invalid or unenforceable under applicable law, such provision will be ineffective only to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the applicable provision with one that is both valid and which the Parties agree is in substance consistent with the original provision. In the event the Parties do not agree upon such a substitute provision, either Party shall have the right to terminate this Agreement by providing sixty (60) days written notice of termination to the other.

16.8 Compliance with Laws.

16.8.1 The Parties shall cooperate in good faith to ensure that all requisite governmental approvals, licenses and permits relating to the export of the Products are timely obtained.

16.8.2 EnerZ agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, the International Traffic in Arms Regulation (ITAR), the Export Administration Act, and the Export Administration Regulations and all requirements for obtaining export licenses or agreements.

16.8.3 EnerZ shall immediately notify EnerDel if EnerZ is, or becomes, listed in any “Denied Parties List” or if EnerZ’s export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S. Government entity or agency, or by any entity or agency of EnerZ’s own country, if EnerZ becomes aware of it.

16.8.4 If EnerDel is prohibited by government bodies of the USA, for any reason, from exporting or re-exporting a Product or any EnerDel Technology material to the performance of its obligations under this Agreement, each of EnerDel and EnerZ shall have the right to terminate this Agreement without any liability to the other Party, provided that all funds paid prior to termination of the Agreement pursuant to this Section16.8.4 shall be repaid by EnerDel to EnerZ within 30 calendar days following such termination of this Agreement.

16.8.5 The parties hereto, hereby affirm their intent that all activities connected with the sale of the Products by EnerDel to EnerZ shall comply with the United States Foreign Corrupt Practices Act, 15 U.S.C. 78, (hereinafter “FCPA”), and any amendments thereto.

16.8.6 Each Party shall be responsible for and indemnify and hold other Party harmless against any and all losses, costs, claims, causes of action, damages, liabilities and expenses, including attorneys’ fees and costs, arising from any negligent act or omission of such indemnifying Party, its officers, employees, agents, sellers, or subcontractors at any tier, in the performance of its obligations under this Section 16.8.

16.9 Counterparts. This Agreement shall be executed simultaneously in the Russian and English languages and each party shall receive two originally signed copies. The text of this Agreement in the Russian language shall prevail over the text of this Agreement in the English language.

16.10 Assignment. EnerDel may not assign its rights and obligations hereunder absent prior written consent by EnerZ, which consent shall not be unreasonably withheld.

17. LIST OF EXHIBITS.

17.1 Each of the following Exhibits, as may be amended, modified and supplemented by mutual agreement by the Parties, constitutes an integral part of this Agreement:

17.1.1 Exhibit 1A «SCOPE OF WORK»

17.1.2 Exhibit 1B «SCHEDULE OF WORK»

17.1.3 Exhibit 1C «SCHEDULE AND TERMS OF PAYMENTS»

17.1.4 Exhibit 1D «TECHNICAL DESCRIPTION OF THE PRODUCT»

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

EnerDel

By:	/s/ Alex Sorokin

Name:	Alex Sorokin

Title:	CEO

Limited Liability Company “EnerZ”

By:	/s/ Boris Vaynzikher

Name:	Vaynzikher, Boris

Title:	CEO

EXHIBIT 1A TO SUPPLY AGREEMENT

Capitalized terms used in this Exhibit 1A that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of January ____, 2012 (the “Agreement”), entered into by EnerZ (“EnerZ”) and EnerDel (“EnerDel”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.

SCOPE OF WORK
General

The scope of work shall be the delivery of the following components and services:

1. Manufacture and delivery of the two Products for use:

i. to Moscow Region, “Skolkovo” Substation (1200kWh)

ii. Moscow Region, “Smirnovo” Substation(1200 kWh)

1. Development and Delivery of the Products

Delivery of the Product

EnerDel shall supply EnerZ with the following two Products:

•	Product to be installed at “Skolkovo” Substation (hereinafter also referred to as “Product 1” or “Placement Location 1,” respectively)
•	Product to be installed at “Smirnovo” substation (hereinafter also referred to as “Product 2” or “Placement Location 2,” respectively)

Parameters of the Products to Be Delivered are Detailed in Exhibit 1D

The Product shall be comprised of battery cabinets and BMS cabinets. Each battery cabinet provides 100 kWh. Max DC voltage of a battery is 590 V. Each complete Product delivery includes twelve (12) cabinets with batteries to deliver 1200 kWh of energy in total. For each three (3) battery cabinets, one (1) BMS controls cabinet is supplied.

Other components, required for final use of the Product, including invertors, rectifiers, transformers, external and bus cables, and its installation and connection, are not included in EnerDel’s delivery.

Battery Cabinets

Each battery cabinet shall be fully enclosed, installed, and tested. It shall be comprised of the following components

•	Lithium ion battery modules with air cooling comprised of EnerDel A306 EV elements (part number 15-11052 in EnerDel catalogue)

•	Rack system for battery installation
•	Temperature control and mechanical ventilation system for module cooling
•	DC equipment for internal needs, buses, and relevant cabling

Cabinets Interconnection

EnerDel shall include in the design capability of electrical interconnection and communication between battery cabinets and BMS controls.

Maintenance Support

EnerDel shall provide technical support for equipment installation and commissioning of the Product, including:

•	Technical/engineering support in the course of Product installation, launch, and acceptance tests
•	Training of operators and service personnel (maintenance and repairs)

Design Documentation

EnerDel shall provide the customary documentation that EnerDel deems reasonably necessary for any Product, including training materials for the operating personnel, training materials for service personnel (maintenance and repairs), user manuals, and instructions on operations, maintenance, and repairs In English.

EXHIBIT 1B TO SUPPLY AGREEMENT

Capitalized terms used in this Exhibit 1B that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of January ___, 2012 (the “Agreement”), entered into by EnerZ (“EnerZ”) and EnerDel (“EnerDel”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.

SCHEDULE OF WORK

1. Schedule of Work

The Products’ delivery location shall be factory premises or warehouse of EnerDel, reasonably acceptable to EnerZ.

The specific requirements of EnerDel with respect to the Placement Locations’ readiness for the Products’ installation and startup shall be further agreed by the Parties.

Table 1

No.	Work Item	Completion Date
1	Prepayment for Product 1 and Product 2	10.02.2012
2	Factory Acceptance Test of Product	01.04.2012
3	Factory Acceptance Test of Product 2	01.05.2012
4	Delivery of Product 1 to the Delivery Location 1	30.04.2012
5	Delivery of Product 2 to the Delivery Location 2	28.05.2012
6	Delivery of Product 1 to Placement Location 1; Placement Location 1 ready for Product 1 installation and commissioning /	15.06.2012
7	Delivery of Product 1 to Placement Location 2; Placement Location 2 ready for Product 2 installation and commissioning /	15.07.2012
8	Start-up of Product 1,beginning of warranty period. Final acceptance of Product	30.08.2012
9	Start-up of Product 2, beginning of warranty period. Final acceptance of Product	30.09.2012

Table 2

Stage	Stage Description	Acceptance Location	Reporting Documents
1	Factory tests of the Product under Article 3.02, Part 3, Exhibit 1 D to the Specification; acceptance in terms of quality and quantity (to see whether the Products constitute a full complement)	Factory premises of EnerDel	Test reports; Certificate of successful completion of factory tests; Certificate showing that the Products constitute a full complement
2	Product’s delivery to the Delivery Location as per the terms and conditions of Section 4 of the Agreement	Delivery Location	Documents under Article 5.3 of the Agreement; Report on external examination of the Product’s transportation package
3	Commercial launch of the Product; Final Acceptance of the Product	Placement Location	The Product’s launch certificate. Final Acceptance of the Product Certificate

EXHIBIT 1C TO SUPPLY AGREEMENT

Capitalized terms used in this Exhibit 1C that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of January _____ , 2012 (the “Agreement”), entered into by EnerZ (“EnerZ”) and EnerDel (“EnerDel”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.

SCHEDULE AND TERMS OF PAYMENT

1. The purchase price under the Agreement consists of the following:

1.1 Prices for, production and delivery of Product 1 in the amount of 2 105 928, 00

1.2 Prices for, production and delivery of Product 2 in the amount of 2 105 928, 00

2. All payments shall be made within fifteen (15) banking days of EnerZ receiving documents as to the relevant Payment Milestone.

3. Under the Agreement, EnerDel’s products shall be paid for in several stages shown below (“Payment Milestones”):

Table 3

No.	Payment Milestone	Amount, US dollars	Payment against Document
1	Prepayment for Product 1	$63 788.40 (30% of Product’s 1 Price / 30%	An invoice for the amount of this Payment Milestone
2	Prepayment for Product 2	$631 778.40 (30% of Product’s 2 Price / 30%	An invoice for the amount of this Payment Milestone
3	Delivery of Product 1 to the Delivery Location	$1 158 260.40 (55% of Product’s 1 Price / 55%	Documents for delivery of Product 1 prepared in accordance with Section 5.3 of the Agreement, and an Act about external Inspection of the Product’s transportation packaging , and an invoice for payment for this Stage
4	Delivery of Product 2 to the Delivery Location	$1 158 260.40 (55% of Product’s 2 Price / 55%	Documents for delivery of Product 2 prepared in accordance with Section 5.3 of the Agreement, and an Act about external Inspection of the Product’s transportation packaging , and an invoice for payment for this Stage
5	Support during commercial launch of Product 1, completion of EnerZ personnel training	$315 889.20 (15% of Product’s 1 Price / 15%	An Act about the commercial launch of Product 1, and a Two Party Protocol about completion of the training of personnel of EnerZ; and an invoice for the amount of this Payment Milestone
6	Support during commercial launch of Product 2, completion of EnerZ personnel training	$315 889.20 (15% of Product’s 2 Price / 15%	An Act about the commercial launch of Product 2, and a Two Party Protocol about completion of the training of personnel of EnerZ; and an invoice for the amount of this Payment Milestone
	Total	$ 4 211 856.00

4. EnerDel’s Products shall be paid for in USD by wire transfer to the following account:

ACCOUNT NUMBER: 2000023589014
BANK NAME: Wells Fargo, N.A.
BANK ADDRESS: 200 South Biscayne Boulevard, Miami, FL 33131 USA

BIC (SWIFT) Code: WFBIUS6S
ABA NUMBER: 121000248
ACCOUNT NAME: EnerDel, Inc.

5. The date when cash funds leave EnerZ bank account shall be deemed to constitute the payment date under the Agreement.

EXHIBIT 1C TO SUPPLY AGREEMENT

Capitalized terms used in this Exhibit 1D that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of January ____, 2012 (the “Agreement”), entered into by EnerZ (“EnerZ”) and EnerDel (“EnerDel”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.

TECHNICAL DESCRIPTION OF THE PRODUCT

PART 1 - GENERAL

1.1 SCOPE

A. Capitalized terms used in this Exhibit 1D that are not defined in this Exhibit 1D shall have the meanings given to such terms in the Supply Agreement entered into by EnerZ and EnerDel This Technical Description applies to the Product based on a lithium-ion battery intended to constitute a part of Energy Storage Systems. This Technical Description does not cover rectifiers, invertors, transformers, control or switchgear, and other electric equipment which does not relate to the Product supplied.

B. Connection of the Product shall be performed at specified voltage levels within specified tolerances, as set forth in this Technical Description, and under various normal and abnormal operating scenarios. The Product shall also include power and energy management as indicated in this Technical Description, and monitoring functionality for all Product systems.

1.2 GENERAL PRODUCT DESCRIPTION

A. The Product shall be designed to be fully self-contained and provide the function of energy accumulation in the batteries and the function of delivery of this energy to the DC bus of the Energy Storage System. The Product shall include cabinets with batteries with air cooling, BMS controls cabinet, forced air ventilation system, all necessary switching units, battery local controls.

B. The Product shall be housed in cabinets compliant with ISO standards. The Product’s equipment shall be assembled in the enclosures by EnerDel including all internal interconnecting wiring, supports, and ancillary equipment as described below:

1. Cabling between different components inside the cabinet

2. Distribution and control circuits inside the cabinet

3. Forced air equipment and controls inside the cabinet.

1.3 QUALITY AND SAFETY ASSURANCE, AND GUARANTEES

A. Each Product and its associated enclosures shall be factory inspected and tested to verify the design, construction, and operation of each cabinet and its installed equipment and materials. A test program shall be coordinated with EnerZ in advance. Test reports shall be provided to EnerZ.

B. The Product and its components shall be designed and/or tested to meet the standards below or their local equivalent:

1. NFPA 70 & NFPA 70E

2. All applicable transportation regulations for delivery to site

C. EnerDel shall establish a warranty period for equipment and materials for each Product, which shall be calculated as of and commence on the date of Delivery, as detailed in Section 7 of the Agreement.

1.4 TECHNICAL DOCUMENTS SUBMITTALS

A. EnerDel will submit to EnerZ technical material as described below, in English, in hard copy and on an electronic medium in 4 (four) copies:

1. Outline and installation drawings showing all exterior dimensions, cable access points, and tolerances. The drawings shall show sizes (including door opening sizes), weights, centers of gravity, lifting points, anchoring points, relationships between individual shipping units, the location and designation of all field wiring termination areas, and the maximum number and permissible size range of power conductors that can be accommodated for each power termination.

2. Requirements and instructions for transportation, mothballing (de-mothballing), as well as lifting and rigging requirements. Center of gravity and lifting points shall be marked on all containers and shipping splits.

3. Installation planning requirements, field assembly instructions, and mounting details for all equipment and shipping splits.

4. Descriptions and technical parameters of Product operation (including limitations on Product operation as applicable to local electrotechnical, fire-fighting, and environmental local requirements, norms and rules), including:

-	a list of Product components;
-	equipment drawings and coupling diagrams inside the enclosure;
-	description of all systems of the Product;
-	description of battery control algorithms;
-	list and parameters for BMS input/output signals;

5. Point-to-point interconnect drawings (connection diagrams) showing all termination points and terminal designations for all field wiring between Product component and discrete enclosures.

6. Operating and servicing instructions, including maintenance procedures and requirements, including frequency and scope of maintenance.

7. Recommended spare parts list for the warranty period, and also for maintenance and repairs. Both Parties shall negotiate in good faith to enter into an amendment or separate agreement that sets out terms and conditions for the supply of any spare parts for the warranty period, special tools, accessories and instruments.

8. Test reports.

9. On-site quality control and start-up procedures

10. Training materials

11. Material Safety Data Sheets

12. Equipment certificates.

13. Identifying, information and warning plates and signs (in Russian)

1.5 TERMS AND DEFINITIONS

-	ALT Highly Accelerated Life Test
-	BMS Battery Management System
-	HALT Highly Accelerated Life Test
-	HVAC Heating, Ventilation and Air Conditioning
-	MTBF Mean Time Between Failures
-	PCC Point of Common Coupling
-	PCS Power Conversion System
-	PLC Programmable Logic Controller
-	SOC State of Charge
-	THD Total Harmonic Distortion

PART 2 - PRODUCTS

2.1 PRODUCT DESIGN

A. DESCRIPTION

1. Batteries, used in the Product shall be based on lithium-ion technology of electrochemical battery. Max DC voltage on the battery’s output leads shall be 590 V. Each enclosure with a battery shall interface with another DC enclosure of the same kind.

2. The Product shall be housed in cabinets compliant with ISO standards.

B. ENCLOSURES REQUIREMENTS

1. Below there are the main design values for enclosures with batteries:

a. Maximum width – 1773 mm

b. Maximum height - 2657 mm

c. Maximum length – 864 mm

d. Maximum weight – 2500 kg

2. The enclosure shall have a design life of 20+ years with recommended maintenance. It shall be constructed of materials which protect against corrosion or deterioration.

C. BATTERY

1. The enclosure shall contain battery system racks designed for field service access to each battery drawer.

2. The battery modules shall be arranged in such a manner that the system has a total useable, beginning-of-life (BOL) capacity as indicated in the Technical Specifications (see part 4), and maximum voltage shall be 590V

3. The DC voltage of the battery system shall not be ground referenced. Battery strings shall not be positively or negatively grounded.

4. Each battery element voltage shall be individually monitored by the Battery Management System (BMS). Module temperature measurement shall be provided at points specified by the design.

D. OPERATION REQUIREMENTS

1. The Product shall be designed for unattended and automatic operation.

2. The Product shall provide conditions for safe operation.

3. The Product shall have function to maintain each battery system at an appropriate SOC subject to predetermined algorithms.

E. ELECTROTECHNICAL REQUIREMENTS (See Technical Specifications, Part 4)

F. ENVIRONMENTAL REQUIREMENTS

1. The Product shall be able to operate continuously at full charge/discharge at worst case ambient air temperatures and humidity as specified in the Technical Specifications without degradation of performance.

2. The Product shall be designed to operate at elevations as shown in the Technical Specifications (See Part 4).

G. BMS CONTROLS

The Product shall include BMS controls.

Note: all controls, instrumentation, and the alarm panel shall be marked and have symbols in Russian.

2. BMS (BATTERY MANAGEMENT SYSTEM)

a. The BMS shall monitor the voltage of each element, and temperature of each module, and shall also monitor the battery cabinet current.

b. The BMS shall balance the individual element voltages, insuring that all elements within a given string are at the same voltage, within a tolerance of 3% or less SOC.

c. The BMS system shall monitor the elements for abnormal conditions such as under voltage, over voltage, over temperature, under temperature, and over current.

PART 3 – REQUIREMENTS REGARDING FACTORY TESTS, PRODUCT INSTALLATION, START-UP, COMMISSIONING AND ACCEPTANCE TESTING

3.1 OBJECTIVE

A. To provide factory and on-site quality control, testing, start-up and to support commissioning services as specified herein.

3.2 FACTORY TESTS OF THE PRODUCT

A. EnerDel shall successfully perform its standard factory tests plus any other factory tests that may be specified and mutually agreed to by EnerDel and EnerZ. A factory test report shall be available upon request. EnerZ shall be afforded an opportunity to have its experts present at the factory tests.

B. At a minimum, the tests shall demonstrate the following:

1. Verification of key technical parameters: The following measurements shall be verified against a calibrated test device. All voltages and currents shall be within 1% tolerance; all power readings shall be within 2%.

a. DC Voltage

b. DC Current

2. Rated Power (Burn-in) Test: The battery cabinet shall be charged and discharged at rated power referenced in Part 4. The following points shall be monitored:

a. DC Voltage

b. DC Current

c. DC Power (kW)

d. Battery element voltages

e. Battery module temperatures

f. Ambient temperature

g. Total Charge / Discharge Energy

3. Full Load Discharge / Recharge Test: The battery shall be charged to 100% SOC. Upon reaching 100% SOC, the battery shall be discharged at full power (100% of rated power) until the minimum voltage is reached. When the minimum voltage is reached, the BMS shall inhibit the GES System controls from further discharging the battery. The duration of the test shall be noted and the battery capacity verified. The battery shall then be charged to 100% SOC. When the maximum voltage is reached the BMS shall inhibit the GES System controls from further charging the battery. The duration of the test shall be noted and the battery capacity verified. Any alarms shall be recorded.

4. Battery Monitoring System Tests

a. Control Measurements

b. Element Balancing

5. Systems Inspections & Tests

a. Mechanical ventilation functionality

b. Grounding System & Ground Fault Detection

c. Compliance with specification

3.3 PRODUCT INSTALLATION

A. The requisite installation operations shall be carried out under control and supervision of EnerDel’s chief engineers or designated service engineer.

B. The following general and visual inspections shall be performed on site by EnerDel engineering supervisors at the time the equipment is installed. An EnerDel engineering supervisor shall prepare and submit report documentation to EnerZ for each of the following items:

1. Visually inspect the exterior and interior of all Product systems for signs of damage, cleanliness, and foreign objects.

2. Verify installation and assembly all battery modules and other items within the enclosures install interconnecting wiring, raceways, ducts, and piping.

3. Verify control, monitoring, and power wiring terminations for correct routing, support, termination, and tightness.

4. Verify sizing and connection of field installed power and ground conductors.

5. Verify that the installation conforms to factory drawings, requirements, and procedures.

6. Verify control logic revision level and verify correct software set points for BMS.

3.4 PRODUCT COMMISSIONING

A. EnerDel’s engineering supervisors shall perform required commissioning works, involving EnerZ personnel. At a minimum, the following tests shall be performed.

1. Verify all indicators, control operators, and power switches.

2. Verify all manual and automatic control functions and sequences of the Product under normal and abnormal conditions.

3. Verify all DC bus voltage and current metering devices and circuits.

4. Verify proper operation of forced ventilation system and controls.

5. Verify all protective functions and alarms, including ground loop.

3.5 COMMERCIAL LAUNCH AND ACCEPTANCE TESTING

A. EnerDel shall provide on-site support during commercial launch and acceptance testing, including the presence of an engineering supervisor at each site, and shall conduct acceptance testing, including tests to confirm the warranted targets (performance tests).

B. At a minimum, commercial launch and acceptance testing shall include the following:

1. Verification of key technical parameters: The following metering points shall be verified against a calibrated test device. All voltages and currents shall be within 1% tolerance; all power readings shall be within 2% tolerance.

a. DC Voltage

b. DC Current

2. Full Load Discharge Test: The battery system shall be charged to 100% SOC. Upon reaching 100% SOC, the battery shall be discharged at full power (100% of rated power) until the minimum voltage is reached. When the minimum voltage is reached, the BMS shall inhibit the Product Controls from further discharging the battery system. The duration of the test shall be noted and the battery system capacity verified.

3. Normal and abnormal operating sequence and protective functions.

4. Performance of any and all other tests that could not be conducted at the manufacturer’s premises to a sufficient extent.

5. Preparation of a Report on the results of such tests, including a report showing that any warranted targets have been confirmed.

PART 4 – TECHNICAL SPECIFICATIONS OF THE PRODUCT

PARAMETER	PARAMETER VALUE	WARRANTED / ABSOLUTE TARGET
Battery Energy BOL (Product 1/ Product 2)	Four (4) 300 kWh blocks / 1200 kWh / (*)	Warranted
Max DC Rated Voltage:	590 VDC
DC Voltage Range:	360 – 590 VDC	Absolute
DC Voltage Ripple:	<2%
Rated Ambient Temp:	25°C +/-5°C
Maximum Charge/Discharge Rate:	250 kW Charge
Altitude Rating:	Max. 1000 m
Humidity (relative):	45-55% (non-condensing)
Storage Temp:	-45 to 60°C
Cycle/Calendar Life:	>75% capacity retention after 3000 cycles within the 36 month warranty period (assuming C/2 cycling, 90% SOC, 30°C, 10% system de-rating)

 (*) - Key Technical parameters

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